EXHIBIT 10.97

NAVISTAR, INC.
SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN
As Amended and Restated Effective June 1, 2016

McDermott Will & Emery LLP
Chicago, Illinois

i

TABLE OF CONTENTS
(Continued)

ii

NAVISTAR, INC.
SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN
As Amended and Restated Effective June 1, 2016
Introduction
The Plan and Its Effective Date
Navistar, Inc. maintains the Supplemental Executive Retirement Plan, which was established effective November 1, 1985 for the benefit of its eligible employees. The Plan has been amended from time to time thereafter, including an amendment and complete restatement as of January 1, 1990, and a further amendment and complete restatement as of January 1, 2005, with further amendments through and including July 31, 2008. The Plan was subsequently amended from time to time and this document constitutes a further amendment and restatement effective June 1, 2016. The provisions of this document shall be applicable to Employees, as hereinafter defined, who retire or otherwise terminate employment on or after June 1, 2016. With regard to employees who retired or otherwise terminated employment with the Company prior to such date, the provisions of the Plan as in effect at the time of such retirement or termination shall apply.
Compliance with Code Section 409A
The Plan is designed to comply in all respects with Code Section 409A. Accordingly, the Plan is hereby amended and restated, effective as of January 1, 2005, to conform to the requirements of Code Section 409A, and final Treasury regulations issued thereunder, with respect to any Non-Grandfathered Amount, as hereinafter defined, under the Plan. Notwithstanding the foregoing or any other provision of the Plan to the contrary, prior to January 1, 2009, it is intended that the Plan be construed and administered with respect to any Non-Grandfathered Amount both pursuant to and in accordance with a good faith interpretation of Code Section 409A and in a manner consistent with published guidance and other applicable authorities promulgated thereunder. Treatment of any Non-Grandfathered Amount under the Plan pursuant to and in accordance with any transition rules provided under such published guidance and other applicable authorities shall be expressly authorized hereunder and shall be administered in accordance with procedures established by the Plan Administrator, as hereinafter defined. Without limiting the generality of the foregoing, the Plan was amended effective as of January 1, 2009 in order to correct certain provisions of the Plan in the manner set forth in Section XI.B. of IRS Notice 2010-6 and the provisions of the Plan shall be interpreted (and, if appropriate, revised) so as to be consistent with the requirements of such notice.
Section 1
Plan Name and Definitions
1.1    Plan Name. This plan, as may be amended from time to time, shall be known as the Navistar, Inc. Supplemental Executive Retirement Plan, hereinafter referred to as the “Plan.” Notwithstanding the foregoing, to the extent (and only to the extent) required under Code Section 409A with respect to a Participant’s Non-Grandfathered Amount, the term “Plan” shall also mean any other plan with which the Plan is required to be aggregated under Code Section 409A. This Plan is intended to constitute a non-account balance plan, as defined in Treasury regulation §1.409A-1(c)(2)(i)(c).

1.2    “Annual Compensation” shall mean the Participant’s annual base salary plus incentive compensation, as used for purposes of determining “Final Average Compensation” under the Managerial Retirement Objective Plan, as in effect prior to December 31, 2013. For the avoidance of doubt, “Final Average Compensation” shall be determined under the Managerial Retirement Objective Plan as if benefit accruals did not cease thereunder as of December 31, 2013.
1.3    “Actual Retirement Date” shall mean the first day of the month coincident with or next following the date on which a Participant actually Retires.
1.4    “Board” shall mean the Board of Directors of the Company.
1.5    “Code” shall mean the Internal Revenue Code of 1986, as amended, including any applicable regulations, authorities, or such other guidance of general applicability promulgated thereunder.
1.6    “Company” shall mean Navistar, Inc. and any entity succeeding to its business which shall acquire its rights and assume its obligations under the Plan and, to the extent not specifically provided in the Plan, includes any Participating Company for purposes of Sections 1.23, 3, 4, 7.1, 7.4, 7.5, and 7.7; provided that, to the extent (and only to the extent) required under Code Section 409A with respect to any Non-Grandfathered Amount, the term “Company” shall mean the entity for whom the Participant performs services and with respect to whom the legally binding right to payments under the Plan arises, and all entities with whom such entity would be considered a single employer under Code Section 414(b) or 414(c).
1.7    “Credited Service” shall mean Credited Service as used for purposes of the Managerial Retirement Objective Plan, as in effect prior to December 31, 2013 (and by extension, the RPSE, as in effect prior to said date). For the avoidance of doubt, “Credited Service” shall be determined under the Managerial Retirement Objective Plan as if benefit accruals did not cease thereunder as of December 31, 2013 (and by extension, under the RPSE, as if Credited Service did not cease thereunder as of December 31, 2004 or December 31, 2013, as applicable).
1.8    “Early Retirement Date” shall mean the first day of the month prior to the Participant’s Normal Retirement Date and coincident with or next following a Participant’s attainment of age 55 and completion of 5 years of Credited Service.
1.9    “Employee” shall mean any person employed full time by the Company or a Participating Company.
1.10    “Final Average Compensation” shall mean the Participant’s Annual Compensation in the highest consecutive 60-month period during the 120-month period prior to his/her Actual Retirement Date, as used for purposes of the Managerial Retirement Objective Plan; provided, however, that with regard to a Participant who, as of January 1, 1990, has both attained age 55 and completed 5 years of Credited Service, “Final Average Compensation” shall never be less than the Participant’s Annual Compensation in the highest consecutive 36-month period during the 60-month period prior to January 1, 1990, as used for purposes of the Managerial Retirement Objective Plan. For purposes of this Section 1.10, the term “Managerial Retirement Objective Plan” shall mean the Managerial Retirement Objective Plan as in effect prior to December 31, 2013. For the avoidance of doubt, “Final Average Compensation” shall be determined under the Managerial Retirement Objective Plan as if benefit accruals did not cease as of December 31, 2013.

1.11    “Grandfathered Amount” shall mean, with respect to each Participant, the present value of the benefits, if any, to which he/she would have been entitled under the Plan if he/she voluntarily terminated services without cause on December 31, 2004 and received a payment of such benefits on the earliest possible date allowed under the Plan to receive a payment of such benefits following termination of services, and received such benefits in the form with the maximum value, each determined by reference to the terms of the Plan in effect as of October 3, 2004, but only to the extent such Plan terms have not been materially modified (within the meaning of Treasury Regulation §1.409A-6(a)(4)) after October 3, 2004. Notwithstanding the foregoing, for any subsequent taxable year of the Participant, the Grandfathered Amount may increase to (a) equal the present value of the benefits the Participant actually becomes entitled to, in the form and at the time actually paid, determined under the terms of the Plan, as in effect on October 3, 2004, without regard to any further services rendered by the Participant after December 31, 2004, or any other events affecting the amount of or the entitlement to such benefits (other than a Participant election with respect to the time or form of an available benefit, if applicable), and (b) include any earnings (within the meaning of Treasury Regulation §1.409A-6(a)(4)) attributable thereto due solely to the passage of time; provided that in no event shall the Participant’s Grandfathered Amount exceed the present value of the benefits to which he would have been entitled under the Plan. For purposes of calculating the present value of each Participant’s Grandfathered Amount, if any, reasonable actuarial assumptions and methods shall be used. Whether actuarial assumptions and methods are reasonable for this purpose shall be determined as of each date the Participant’s benefits are valued for purposes of determining the Grandfathered Amount; provided that any reasonable actuarial assumptions and methods that were used by the Company with respect to such benefits as of December 31, 2004 will continue to be treated as reasonable assumptions and methods for this purpose; provided further that actuarial assumptions and methods shall be presumed reasonable if they are the same as those used to value benefits under the RPSE (or such other a “qualified” plan sponsored by the Company the benefits under which are part of the benefit formula under, or otherwise impact the amount of a Participant’s benefits under, the Plan).
1.12    “Managerial Retirement Objective Plan” shall mean the Company’s Managerial Retirement Objective Plan (including the Navistar Financial Corporation Managerial Retirement Objective Plan that was merged into said plan), as may be amended from time to time.
1.13    “Non-Grandfathered Amount” shall mean, with respect to each Participant, the present value of the benefits to which he/she is entitled under the Plan less any portion of such benefits constituting his/her Grandfathered Amount.
1.14    “Normal Retirement Date” shall mean the first day of the month coincident with or next following a Participant’s attainment of age 65 and completion of 5 years of Credited Service.
1.15    “Participant” shall mean any Employee who participates in the Plan as provided in Section 2, and further, the term Participant shall be deemed to include any Employee who has Retired under the Plan.
1.16    “Participating Company” shall mean any corporation which is a member of the group of corporations under common control with the Company and which elects to be included under the Plan with the consent of the Company, and each successor thereto.

1.17    “Plan Administrator” shall mean the Board, or such other person or persons appointed by the Board to administer the Plan pursuant to Section 5 of the Plan. The Board may, by writing, verbally, or otherwise, delegate to and allocate among any committee, subcommittee or any of its members, or to any employee, officer, or agent of the Company or a Participating Company, its authority to perform any act under the Plan, including, without limitation, those matters involving the exercise of discretion. Any such delegation or allocation of authority will be subject to revocation at any time at the discretion of the Board. Any reference in the Plan to the term “Plan Administrator” with respect to such delegated or allocated authority shall be deemed a reference to the Board’s respective delegate or delegates.
1.18    “Retire” or “Retires” or “Retired” shall mean an Eligible Employee’s termination of employment with the Company and all of its affiliates (other than by reason of death) on or after his/her Normal Retirement Date, Early Retirement Date, or Disability Retirement Date, whichever is applicable; provided that with respect to a Participant’s Non-Grandfathered Amount, such Participant’s termination of employment must be deemed a “separation from service” within the meaning of Treasury Regulation §1.409A-1(h) (using a percentage of 80% to determine the controlled group of corporations and businesses under common control).
1.19    “RPSE” shall mean the Company’s Retirement Plan for Salaried Employees (including the Navistar Financial Corporation Retirement Plan for Salaried Employees that was merged into said plan), as may be amended from time to time.
1.20    “Social Security Benefit” shall mean the annual amount of Primary Social Security Benefit payable to the Participant at Actual Retirement Date or earliest commencement date, if later, as used for purposes of the RPSE, as in effect prior to December 31, 2013; and for purposes of Section 9 of the Plan, as described in Section 9.4 therein. For the avoidance of doubt, the Primary Social Security Benefit shall be determined under the RPSE as if it were not frozen. It shall also include any amounts (annual) payable to the Participant under the Canada Pension Plan (CPP), the Quebec Pension Plan (QPP) and the Canadian Old Age Security Act, if applicable.
1.21    “Specified Employee” shall mean any Participant who is a “specified employee,” as defined in Treasury Regulation §1.409A-1(i), including any elections described in Treasury Regulation §1.409A-1(i)(2) through (7) made by the Company.
1.22    “Spouse” shall mean the person to whom the Participant is legally married under applicable law. For purposes of further clarity, the term “spouse” shall include, as of June 26, 2013, an individual married to a person of the same sex if the individuals are lawfully married under state law (even if the couple lives in a jurisdiction that does not recognize same-sex marriage). The term “spouse” does not include individuals (whether of the opposite sex or the same sex) who have entered into a registered domestic partnership, civil union, or other similar formal relationship recognized under state law that is not denominated as a marriage under the laws of that state, and the term “marriage” does not include such formal relationships.
1.23    “Vacation Service” shall mean Company service accumulated from the most recent date of hire by the Company as used for purposes of determining the amount of vacation for which the Employee is eligible under Company policy, as determined by the Company.

Section 2
Eligibility for Participation
The following Employees shall be eligible for participation in the Plan, effective as of the dates specified herein:
(a)All Employees whose job classification on January 1, 1990 or, if hired subsequent to that date, on the date of hire is in Organization Level 9 or above (or its equivalent under prior or future organization structures) are eligible to participate in the Plan upon attainment of age 55 or, if later, upon such Employee’s date of hire,
(b)All persons who are Employees on or after June 16, 2008 and whose job classification on the date of hire is not Organization Level 9 or above (or its equivalent under prior or future organization structures), but whose job classification due to promotion becomes Organization Level 9 or above (or its equivalent under prior or future organization structures) subsequent to the date of hire, are eligible to participate in the Plan upon attainment of age 55 or, if later, upon the date on which such Employee’s job classification becomes Organization Level 9 or above (or its equivalent under prior or future organization structures) subsequent to the date of hire, or
(c)Such other Employees as the Board or its delegate or delegates may approve from time to time.
Section 3
Retirement Dates and Conditions
3.1    Normal Retirement
A Participant who reaches his/her Normal Retirement Date while in the employment of the Company may elect to Retire and shall be entitled to receive a Normal Retirement Benefit as specified in Section 4.1.
3.2    Early Retirement
A Participant who reaches his/her Early Retirement Date while in the employment of the Company may elect to Retire. In the event of such Early Retirement, the Participant shall be entitled to receive an Early Retirement Benefit as specified in Section 4.2.
3.3    Disability Retirement
(a)A Participant who has completed 5 years of Credited Service and who thereafter while in the employment of the Company is determined to be totally and permanently disabled, as defined in paragraph (b) below, prior to reaching his/her Normal Retirement Date, and who has not elected to Retire under Section 3.2 upon reaching his/her Early Retirement Date, may elect to Retire on or after his/her Disability Retirement Date and shall be entitled to receive a Disability Retirement Benefit as specified in Section 4.3. Subject to paragraph (c) below, a Participant’s “Disability Retirement Date” shall be the later of (1) or (2) below:
(1)the first day of the month following the month in which required evidence of disability is received, except that the notification under subparagraph (b) (2) will be deemed to have been received in the month the Social Security disability award is effective; or

(2)the first day of the month next following the date that is six months after the commencement date of such disability.
(b)A Participant shall be deemed to be “totally and permanently disabled” when:
(1)on the basis of objective medical evidence, it is determined by the Company that he/she is wholly and permanently prevented from engaging in any occupation or employment for wage or profit (except for purposes of rehabilitation) as a result of bodily injury or disease, either occupational or non-occupational in cause, but excluding disabilities resulting from service in the armed forces of any country for which he/she receives a military pension, and
(2)notification is received that the Participant is eligible for and receiving disability income benefits under the Federal Social Security Act.
(c)For purposes of this Section 3.3, effective on and after January 1, 2009, a Participant may elect to Retire due to disability not later than the date which is 29 months following the commencement of such Participant’s bona fide leave of absence due to disability (unless the Participant has a right to reemployment (pursuant to statute or contract) for a period in excess of 29 months, in which case such longer period shall be substituted for the 29 month period referenced above).
Section 4
Amount and Payment of Benefits
4.1    Normal Retirement Benefit
The monthly Normal Retirement Benefit for a Participant who Retires under Section 3.1 shall be an amount, commencing as of the Participant’s Actual Retirement Date, equal to one-twelfth of the quantity (a) minus (b) minus (c), and, effective for Actual Retirement Dates occurring on and after January 1, 2012, minus (d), below:
(a)Final Average Compensation multiplied by the lesser of (1) below or (2) below:
(1)the sum of (i), (ii), (iii) and (iv) below:
(i)½% for each year of age up to age 55; plus
(ii)½% for each year of Credited Service earned prior to age 55; plus
(iii)1% for each additional year of age beyond age 55; plus
(iv)1% for each additional year of Credited Service earned after age 55, or
(2)50%,
(b)50% of the Participant’s Social Security Benefit (as defined in Section 1.20),
(c)The sum of the annual amounts of the following benefits payable to the Participant under:

(1)the RPSE,
(2)the Managerial Retirement Objective Plan,
(3)(i)    any other plan or program of the Company providing defined benefit retirement benefits, including individual special deferred compensation or special retirement benefit arrangements, but excluding the Navistar, Inc. Retirement Plan for International Employees (named the International Truck and Engine Corporation Retirement Plan for International Employees immediately prior to February 27, 2008),
(ii)(on an actuarial equivalent basis) the Company’s Retirement Accumulation Plan, to the extent of benefits arising from Company contributions other than salary reduction contributions and matching contributions described in Code Sections 401(k) and 401(m), respectively,
(iii)(on an actuarial equivalent basis) the Company’s 401(k) Retirement Savings Plan, to the extent of benefits arising from Company contributions made on or after January 1, 2005 other than salary reduction contributions and matching contributions described in Code Sections 401(k) and 401(m), respectively, and
(iv)effective January 1, 2005, (on an actuarial equivalent basis) the Navistar, Inc. Supplemental Retirement Accumulation Plan, provided, however, that this subparagraph (iv) shall have no applicability with respect to Actual Retirement Dates occurring on and after January 1, 2012,
(4)any defined benefit pension plan (qualified or non-qualified) of a prior employer, and
(5)(on an actuarial equivalent basis) benefits arising from employer contributions under any defined contribution pension plan (qualified or non-qualified) of a prior employer which is an integral part of its overall retirement program, excluding salary reduction contributions and matching contributions described in Code Sections 401(k) and 401(m), respectively, and other benefit arrangements which in the opinion of the Plan Administrator should not be considered.
(d)With respect to any Employee who is also a Participant in the Navistar, Inc. Supplemental Retirement Accumulation Plan (the “SRAP”) (as defined in Section 1.20 of the SRAP):
(1)With respect to any Participant who first became (or would have become) a Participant (without regard to whether such individual had then attained age 55) prior to January 1, 2012 (a “Supplement B Participant”), the annual amount of the benefits payable to the Participant (on an actuarial equivalent basis) under the SRAP.
(2)With respect to any Participant who first became (or would have become) a Participant (without regard to whether such individual had then attained age 55) on or after January 1, 2012, a notional amount equal to twelve times the quantity (that is, an annualized amount) computed by applying the formula described in Section 4.1 of the Navistar, Inc. Managerial Retirement Objective Plan (the “MRO Plan”); provided that in lieu of Formula Benefit Service under the MRO Plan, Credited Service under the Plan will be used and, provided further, that:

(i)if the SRAP Participant is a “January 1, 2014 MRO Participant” (as defined in Section 1.17 of the SRAP), then the Credited Service used in such formula shall be limited to the portion of such Credited Service accrued by such Participant from the later of January 1, 2014 or the date the Participant commenced (or would have commenced) participation in the Plan (without regard to whether such individual had then attained age 55) to his/her Actual Retirement Date (or his/her date of death in the case of a Participant who dies before he/she actually Retires); or
(ii) if the SRAP Participant is neither a “January 1, 2014 MRO Participant” nor a “Former MRO Participant” (as defined in Section 1.16 of the SRAP), then the Credited Service used in such formula shall be limited to the portion of such Credited Service accrued by such Participant from the later of January 1, 2005 (that is, the Effective Date of the SRAP) or the date the Participant commenced (or would have commenced) participation in the Plan (without regard to whether such individual had then attained age 55) to his/her Actual Retirement Date (or his/her date of death in the case of a Participant who dies before he/she actually Retires).
Notwithstanding anything in the Plan to the contrary, in determining the amount of a Participant’s benefit under the Plan, no offset shall be applied under this Section 4 to the extent that such offset would result in the Plan failing to comply with the requirements of Code Section 409A due to an impermissible linkage as described in Section XI.B. of IRS Notice 2010-6.
4.2    Early Retirement Benefit
The Early Retirement Benefit for a Participant who Retires under Section 3.2 shall be computed as in Section 4.1 based on his/her Annual Compensation and Credited Service up to his/her Actual Retirement Date, and shall be (1) payable in the full, unreduced amount, if his/her Actual Retirement Date is on or after his/her 62nd birthday, or (2) reduced ¼% for each month or partial month a Participant’s age at his/her Actual Retirement Date is less than age 62; such reduction shall be applied to the amount determined in Section 4.1(a), prior to the reduction by the amounts in paragraphs (b), (c) and (d) of Section 4.1. For purposes of determining the Social Security Benefit offset under paragraph (b) of Section 4.1, it will be assumed that there are no Social Security earnings after the Actual Retirement Date.
4.3    Disability Retirement Benefit
The Disability Retirement Benefit for a Participant who Retires under Section 3.3 shall be computed as in Section 4.1, based on the Participant’s Annual Compensation and Credited Service up to the Participant’s Disability Retirement Date, without reduction because of commencement of benefit payments before the Participant’s Normal Retirement Date; provided, however, such benefit shall be reduced by the amount of any other benefit the Participant is eligible to receive from the Company’s Salary Continuation program, Long Term Disability program or any other program or arrangement provided by the Company as the result of such disability (but only to the extent permitted under Code Section 409A).

4.4    Survivor Benefit - Before Retirement
The surviving spouse of a Participant who dies after becoming eligible to Retire under Section 3.1 or 3.2, whichever is applicable, but who dies before he/she actually Retires, shall be entitled to receive a monthly Survivor Benefit equal to 55% of the monthly benefit determined in accordance with the provisions of Section 4.1 or 4.2, as applicable, that the Participant would have been entitled to receive had the Participant Retired immediately prior to his/her death. The benefit so determined shall be reduced by the amount of any monthly benefits the surviving spouse is eligible to receive under the Company’s Survivor Income Program. A surviving spouse who was not married to the deceased Participant for at least one year at the date of death shall not be eligible for the benefit under this Section 4.4.
4.5    Survivor Benefit - After Retirement
The surviving spouse of a Participant who dies after the commencement date of his/her monthly benefit under the Plan shall be entitled to receive a monthly Survivor Benefit equal to 55% of the Participant’s monthly Normal, Early or Disability Retirement Benefit as determined under Section 4.1, 4.2, or 4.3, respectively (or deferred vested benefit as determined under Section 9). The benefit so determined shall be payable only to the person who is the Participant’s spouse at the commencement date of his/her monthly benefit under the Plan and, if not married to the deceased Participant for at least one year at the date of his/her death, such surviving spouse shall not be eligible for the benefit under this Section 4.5.
4.6    Form of Benefit Payments
The benefit payable under Section 4.1, 4.2, or 4.3 shall be payable for the life of the Participant. Benefits payable under Section 4.4 or 4.5 shall be payable for the life of the surviving spouse.
4.7    Time of Benefit Payments
The benefits payable under Section 4.1, 4.2, or 4.3 shall be payable in monthly installments commencing on the Participant’s Actual Retirement Date. Such benefits shall cease with the payment made on the first of the month in which the Participant’s death occurs, except to the extent payments after death are provided by the form of benefit which is then in effect. Notwithstanding the foregoing or any other provision of the Plan to the contrary, in the event the Participant is a Specified Employee, no portion of his/her benefits under the Plan that constitutes a Non-Grandfathered Amount shall be paid before the end of the six-month period following the Participant’s Actual Retirement Date, except in the event of the Participant’s death before the end of such period; provided that on the first date on which such benefit payments may be paid to the Participant at the end of such six-month period, the Participant shall receive payment of all monthly benefit payments due from his/her Actual Retirement Date, with an appropriate adjustment for interest for delayed payment (computed in a manner consistent with computing interest adjustments for delayed pension payments under the RPSE).
The benefits payable under Section 4.4 or 4.5 shall be payable in monthly installments for the lifetime of the surviving spouse and the timing and amount of such benefit shall be determined in the same manner that the corresponding survivor benefit would be determined under the Managerial Retirement Objective Plan (or, in the event the surviving spouse is not eligible to receive such corresponding survivor benefit under the Managerial Retirement Objective Plan, determined as if the surviving spouse was so eligible to receive such survivor benefit).

4.8    Benefits Unfunded
The benefits payable under this Plan shall be paid by the Company each year out of its general assets and shall not be funded in any manner.
4.9    Tax Withholding
To the extent required by law in effect at the time distribution is made from the Plan (or at such earlier date on which any taxes are due, as prescribed by law), the Company shall withhold any taxes required to be withheld by federal, state or local taxing authorities.
4.10    Errors in Distributions
In the event of an error in a distribution, the Participant’s or his/her beneficiary’s benefits under the Plan shall, immediately upon the discovery of such error, be adjusted to reflect such underpayment or overpayment and, if possible, the next distribution shall be adjusted upward or downward, as appropriate, to correct such prior error. If the remaining benefits owed to the Participant or his/her beneficiary is insufficient to cover an erroneous overpayment, the Company may, at its complete and sole discretion, offset other amounts payable to the Participant from the Company or bring a lawsuit or proceeding against the Participant or his/her beneficiary to recoup the amount of any such overpayment and any costs and expenses, including, without limitation, court costs and reasonable attorneys’ fees, incurred by the Plan, the Company, or the Plan Administrator, in connection with recouping any such overpayment.
4.11    Assumptions and Adjustments in Computing Benefits
(a)If a Participant elects (or is deemed to have elected) an optional form of payment of retirement or survivor income, such as the Survivor Benefit or the Qualified Pre-Retirement Survivor Annuity (QPSA) under the RPSE and/or the Managerial Retirement Objective Plan, the amounts in Subsection 4.1(c), above, will be computed as if the option had not been elected.
(b)Contributory benefits under the RPSE, non-contributory benefits under the RPSE and/or the Managerial Retirement Objective Plan, and annuity benefits under other Company plans under which annuities are provided will be deemed to have commenced (on a reduced basis, to the extent such benefits would be subject to reduction if commencement occurred on the Actual Retirement Date) as of the Actual Retirement Date.
(c)Social Security Benefits will be taken into account in determining any MRO allowance under the Managerial Retirement Objective Plan and/or any benefits under this Plan even though the Participant either does not apply for, or loses part or all of such payments through delay in not applying for them, by entering into employment, or otherwise.

Section 5
Administration
5.1    Duties of the Plan Administrator
This Plan shall be administered by the Plan Administrator in accordance with its terms and purposes. The Plan Administrator shall have discretionary authority to construe the terms of the Plan and determine eligibility for and the amount and manner of payment of benefits due to or on behalf of each Participant from this Plan and shall cause them to be paid by the Company accordingly.
5.2    Finality of Decisions
The decisions made by and the actions taken by the Plan Administrator in the administration of this Plan shall be final and conclusive on all persons.
Section 6
Amendment and Termination
6.1    Amendment and Termination
While the Company intends to maintain this Plan for as long as necessary, the Company reserves the right to amend and/or terminate it at any time for whatever reasons it may deem appropriate, except that any such amendment and/or termination shall not reduce the accrued benefit under this Plan for any Participant who has completed 5 years of Credited Service as of the date of such amendment and/or termination.
Supplements may be added to the Plan. Each Supplement will form a part of the Plan, and will modify the terms of the Plan as applied to those employees or groups of employees identified in that Supplement.
6.2    Contractual Obligation
Notwithstanding Section 6.1, the Company hereby makes a contractual commitment to pay the benefits accrued under this Plan to the extent it is financially capable of meeting such obligations.
Section 7
Miscellaneous
7.1    No Employment Rights
Nothing contained in this Plan shall be construed as a contract of employment between the Company and an Employee, or as a right of any Employee to be continued in the employment of the Company, or as a limitation of the right of the Company to discharge any of its Employees, with or without Cause (as defined in Section 9.3).
7.2    Assignment
The benefits payable under this Plan may not be assigned or alienated.

7.3    Applicable Law
This Plan shall be construed and administered in accordance with applicable federal laws and, to the extent not inconsistent therewith or preempted thereby, with the laws of the State of Illinois, determined without regard to the choice of law rules of any jurisdiction. Without limiting the generality and applicability of the foregoing and notwithstanding any provision in the Plan to the contrary, if and to the extent that the payment of any Plan benefits would otherwise violate the requirements of Code Section 409A, such Plan benefits shall be paid under such other conditions determined by the Plan Administrator that cause the payment of such benefits to comply with Code Section 409A and the Plan shall be construed and administered accordingly to achieve that objective, and in the event of any inconsistency between the terms of the Plan and Code Section 409A, the terms of Code Section 409A shall prevail and govern.
7.4    Facility of Payment; Missing Persons
When a person entitled to benefits under the Plan is under legal disability, or, in the Plan Administrator’s opinion, is in any way incapacitated so as to be unable to manage his/her financial affairs, the Plan Administrator may, in its sole discretion, direct payment of benefits to such person’s legal representative or estate, to any person who is judicially appointed or authorized to receive payment of benefits for such person’s benefit, or to a relative or friend of such person for such person’s benefit, or the Plan Administrator may direct the application of such benefits for the benefit of such person. Any payment made in accordance with the preceding sentence shall be a full and complete discharge of any liability for such payment under the Plan.
Neither the Plan Administrator nor the Company is required to search for or locate any person entitled to benefits under the Plan. If the Plan Administrator attempts to notify a person that he/she is entitled to benefits under the Plan, and such person fails to claim his/her benefits or make his/her whereabouts known to the Plan Administrator within a reasonable period of time after the notification is sent to such person, the benefits payable to such person shall be forfeited; provided that such benefits shall be reinstated if the person entitled thereto subsequently makes a claim for the forfeited benefits.
7.5    Validity
If any provision of the Plan is deemed invalid, illegal, or unenforceable by appropriate authority under the law of any jurisdiction applicable to the Plan, the same shall not affect, in any respect whatsoever, the validity, legality, or enforceability of any other provision of the Plan, and the Plan shall continue, to the fullest extent permitted by law, as if such invalid, illegal, or unenforceable provision were omitted and/or modified by such appropriate authority so as to preserve its validity, legality, or enforceability, unless such omission or modification would substantially impair the rights or benefits under the Plan of any affected Participant or beneficiary, the Company, or the Plan Administrator.

7.6    Claims Procedure
The Plan Administrator will provide notice in writing to any Participant or beneficiary whose claim for benefits under the Plan is denied, and the Plan Administrator shall also afford such Participant or beneficiary a full and fair review of its decision if so requested. The Plan Administrator has discretionary authority and responsibility to construe and interpret the provisions of the Plan and make factual determinations thereunder, including the power to determine the rights or eligibility of Employees or Participants and any other persons, and the amounts of their benefits under the Plan, and to remedy ambiguities, inconsistencies or omissions. Each such determination by the Plan Administrator shall be binding on all parties. Any interpretation of the provisions of the Plan and any decisions on any matter within the discretion of the Plan Administrator made in good faith shall be final and binding on all persons. Benefits under the Plan will be paid only if the Plan Administrator decides in its discretion that the applicant is entitled to them. After exhaustion of the Plan’s claims and appeals procedures, any further legal action taken against the Plan or its fiduciaries must be filed in a court of law no later than the earlier of (i) 180 days after the Plan administrator’s final decision regarding the claim appeal, (ii) three years after the date on which the Participant or other claimant commenced payment of the Plan benefits at issue in the judicial proceeding, or (iii) the statutory deadline for filing a claim or lawsuit with respect to the Plan benefits at issue in the judicial proceeding as determined by applying the most analogous statute of limitations for the State of Illinois.
7.7    Responsibility For Legal Effect
No representations or warranties, express or implied, are made by the Company or the Plan Administrator and neither the Company nor the Plan Administrator assumes any responsibility concerning the legal, tax, or other implications or effects of the Plan.
Section 8
Involuntary Termination
8.1    Except as provided in Section 8.3, an Employee who is otherwise eligible to participate in the Plan except for not having attained the age of 55, whose employment with the Company and all of its affiliates is terminated by the Company for reasons other than “Cause” and whose age plus continuous Vacation Service as of the date of termination total 55 or more shall be eligible to “Grow In” to Early Retirement under Section 3.2 of the Plan, with benefits based on the Plan as in effect on the date of such termination, provided:
(a)the Employee has accrued at least 10 years of Credited Service as of his/her date of retirement,
(b)the Employee does not experience a break in service under the RPSE by reason of retirement under the RPSE, death, voluntary election to break such service or the elapse of a period of time equal to the Employee’s continuous Vacation Service prior to his/her date of retirement, and
(c)the Employee is not rehired by the Company or an affiliated company prior to his/her date of retirement.

8.2    For purposes of this Section 8, the term “Grow-In” means that a former Employee will be treated for purposes of the Plan as if he/she were on layoff for purposes of the RPSE. Such terminated Employee who, by virtue of aging and/or accruing additional Credited Service in accordance with the provisions of the RPSE subsequent to termination of employment, meets the age, service and other requirements for early retirement under Section 3.2 of the Plan, except for being an Employee of the Company on his/her early retirement date, shall be eligible for Early Retirement Benefits under Section 4.2 of the Plan, shall be deemed to have Retired under Section 3.2 upon such early retirement date, and, with respect to any Non-Grandfathered Amount, shall be deemed to have elected an Actual Retirement Date on the earliest date on which he/she could otherwise have elected to Retire under Section 3.2 of the Plan, unless and to the extent the Employee elects to defer commencement in accordance with the requirements of Code Section 409A.
8.3    Notwithstanding the foregoing, such “Grow-In” shall not apply to an Employee who refuses a reasonable offer of employment from the purchaser of a business or facility unless the Employee had the option to refuse the offer by the terms of the sale agreement or without breaking his/her continuity of service under the applicable Company policy with respect to the particular sale; provided, further, however, that an Employee who is employed by or is offered a reasonable position with such a purchaser, but is not eligible to participate in a plan of the purchaser which is the same as or substantially comparable to the RPSE and which plan of the purchaser provides that the Employee will receive credit for all service recognized under the Company’s plan, will be eligible for “Grow-In.”
8.4    The term “Cause” means termination by the Company for willful misconduct involving an offense of a serious nature, for conviction of a felony as defined by the state in which the act was committed or for continued intentional failure to perform required duties with the Company after written notice of such failure.
Section 9
Change in Control
9.1    In the event of a “Change in Control,” as defined in Section 9.3, the Company makes a contractual commitment to pay the benefits under the Plan (1) in accordance with Section 8.1 with respect to an Employee who meets the requirements of said section and whose employment is terminated by the Company within two years following a Change in Control, and (2) in accordance with Section 9.2.
9.2    An Employee who is otherwise eligible to participate in the Plan except for not having attained the age of 55, whose employment with the Company and all of its affiliates is terminated by the Company for reasons other than “Cause” within two years following a Change of Control, who is not eligible to “Grow In” to early retirement in accordance with Section 8, and who has accrued at least 5 years of Credited Service will be provided a deferred vested benefit under the Plan, commencing on the first day of the month coincident with or next following the later of his/her attainment of age 55 or the date he/she terminates employment with the Company and all of its affiliates, which date shall be deemed to be his/her Actual Retirement Date, computed pursuant to Section 9.4, and the monthly deferred vested benefit so computed shall be reduced by one-twelfth of the amounts in Subsections 4.1(c) and (d) of the Plan. With respect to a Participant’s Non-Grandfathered Amount, any benefits otherwise payable under this Section 9 on account of an Employee’s termination of employment must be deemed a “separation from service” within the meaning of Treasury Regulation §1.409A-1(h) (using a percentage of 80% to determine the controlled group of corporations and businesses under common control).

9.3    For purposes of this Section 9, a “Change in Control” shall be deemed to have occurred if (A) any “Person” or “group” (as such terms are used in Section 13 (d) and 14 (d) of the Securities Exchange Act of 1934) other than employee or retiree benefit plans or trusts sponsored or established by Navistar International Corporation (“NIC”) or the Company is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934), directly or indirectly, of securities of NIC representing 25% or more of the combined voting power of NIC’s then outstanding securities, (B) as the result of, or in connection with, any cash tender offer, exchange offer, merger or other business combination, sale of assets, proxy or consent solicitation, contested election or substantial stock accumulation (a “Control Transaction”), the members of the Board of Directors of NIC immediately prior to the first public announcement relating to such Control Transaction shall immediately thereafter, or within two years, cease to constitute a majority of the Board of Directors of NIC or (C) any dissolution or liquidation of NIC or the Company or an agreement for the sale or disposition of all or substantially all (more than 50%) of the assets of NIC or the Company occurs. Notwithstanding the foregoing, the sale or disposition of any or all of the assets or stock of Navistar Financial Corporation, and each successor thereto, shall not be deemed a Change in Control.
9.4    Amount of Deferred Vested Benefit.
(a)The monthly deferred vested benefit commencing at or after age 65 hereunder shall be equal to one-twelfth of:
(i)    an employee’s projected normal retirement “objective” under the Plan (as computed under Subsection 4.1(a)) based upon the employee’s Credited Service projected to age 65 and Final Average Compensation, determined as of age 65, assuming the employee’s annual base salary at termination will continue unchanged to such age, multiplied by
(ii)    a fraction, the numerator of which is the employee’s years of Credited Service as of the date of termination and the denominator of which is the employee’s projected total years of Credited Service to age 65, with such resulting amount reduced by
(iii)    an amount equal to the annual Social Security Benefit payable at age 65 to the employee (assuming the employee’s annual base salary plus annualized cost of living allowance, if any, at termination were to continue unchanged to such age and would be treated as earnings for Social Security Benefit purposes), first multiplied by 50%, but with such resulting amount limited, if necessary, so that it does not exceed 50% of the employee’s “objective” determined under subparagraph (i) above, and then further multiplied by the fraction determined in subparagraph (ii) above.
(b)In determining the amount of deferred vested benefit payable commencing at an age prior to age 65, the early commencement percentage factors used for such purpose under the Formula Benefit Part of the RPSE shall be used to reduce the amount determined under paragraph (a) of this Section 9.4.

SUPPLEMENT A
Special Provisions to Comply With the Linkage Requirements of Internal Revenue Code Section 409A - Participants Who Also Participate in the “Managerial Retirement Objective Plan”
Article I - Purpose and Background
1.1    Purpose, Use of Terms. The purpose of this Supplement A is to set forth the special provisions that apply to any Participant in the Plan who is also (or may become) a Participant in the Navistar, Inc. Managerial Retirement Objective Plan (the “Managerial Retirement Objective Plan”) on or after the Effective Date of this Supplement. The special provisions of this Supplement A shall apply only to Non-Grandfathered Amounts under the Plan (as defined in Section 1.13 of the Plan). The amount, time and form of payment (if any) to which a Participant is entitled with respect to Grandfathered Amounts shall be determined under the Plan without reference to this Supplement A. Except where the context indicates to the contrary, terms used and defined in the Plan shall have the same respective meanings for purposes of this Supplement A. Notwithstanding the foregoing, however, for purposes of this Supplement A, the term or expression “Participant in the Plan” or “Participant” shall mean an individual eligible to participate in the Plan pursuant to Section 2 of the Plan, without regard to whether such individual has attained age 55; and the term or expression “Participant in the Managerial Retirement Objective Plan” (or words to that effect) shall mean an individual eligible to participate in the Managerial Retirement Objective Plan pursuant to Section 2 of the Managerial Retirement Objective Plan, without regard to whether such individual has reached his or her Actual Retirement Date.
1.2    Effective Date of this Supplement. This Supplement A shall be effective as of January 1, 2009.
1.3    Early Retirement Date. For purposes of Section 8.2 of the Plan, the term “early retirement date” shall mean the first day of the month prior to the Participant’s Normal Retirement Date and coincident with or next following a Participant’s attainment of age 55 and completion of 10 years of Credited Service.
1.4    Conflicts between the Plan and this Supplement. This Supplement A together with the Plan comprises the Plan with respect to the employees and amounts covered under this Supplement. In the event of any inconsistencies between the provisions of the Plan and the provisions of this Supplement A, the terms and provisions of this Supplement A shall supersede the other provisions of the Plan to the extent necessary to eliminate such inconsistencies.

SUPPLEMENT B
Special Provisions to Comply With the Linkage Requirements of Internal Revenue Code Section 409A - Participants Who Also Participate in the “SRAP”
Article I - Purpose and Background
1.1    Purpose, Use of Terms. The purpose of this Supplement B is to set forth the special provisions that apply to any Participant in the Plan who first became (or would have become) a Participant (without regard to whether such individual had then attained age 55) prior to January 1, 2012, who is also (or may become) a Participant in the Navistar, Inc. Supplemental Retirement Accumulation Plan (the “SRAP”) on or after the Effective Date of this Supplement. The special provisions of this Supplement B shall apply only to Non-Grandfathered Amounts under the Plan (as defined in Section 1.13 of the Plan). The amount, time and form of payment (if any) to which a Participant is entitled with respect to Grandfathered Amounts shall be determined under the Plan without reference to this Supplement B. Except where the context indicates to the contrary, terms used and defined in the Plan shall have the same respective meanings for purposes of this Supplement B. Notwithstanding the foregoing, however, for purposes of this Supplement B, the term or expression “Participant in the Plan” or “Participant” shall mean an individual eligible to participate in the Plan pursuant to Section 2 of the Plan, without regard to whether such individual has attained age 55. The special provisions of this Supplement B shall not apply to a Participant who first becomes a Participant on or after January 1, 2012.
1.2    Effective Date of this Supplement. This Supplement B shall be effective as of January 1, 2009.
1.3    Conflicts between the Plan and this Supplement. This Supplement B together with the Plan comprises the Plan with respect to the employees and amounts covered under this Supplement. In the event of any inconsistencies between the provisions of the Plan and the provisions of this Supplement B, the terms and provisions of this Supplement B shall supersede the other provisions of the Plan to the extent necessary to eliminate such inconsistencies.

Article II - Other Provisions
2.1    Narrower Definition of “Change in Control”. For purposes of Section 9 of the Plan, a “Change in Control” shall be deemed to have occurred only if both the conditions of Section 9.3 of the Plan and the following conditions have been met:
(a) a “change in ownership” of the Company or of Navistar International Corporation (hereinafter the “Parent”), (b) a “change in effective control” of the Parent, or (c) a “change in the ownership of a substantial portion of the assets” of the Company or the Parent. For purposes of Section 2.1 of this Supplement B, the terms “change in ownership,” “change in effective control,” and “change in the ownership of a substantial portion of the assets” shall have the respective meanings assigned to such terms under Treasury Regulation §1.409A-3(i)(5); provided that a Change in Control shall not occur under any circumstance with respect to any acquisition of ownership of stock or assets of the Company or the Parent by an employee or retiree benefit plan or trust sponsored or established by the Employer; provided further that a change in the ownership of a substantial portion of the assets of the Parent shall be determined without regard to the sale or disposition of any or all of the assets of Navistar Financial Corporation, and each successor thereto. For the avoidance of doubt, the sale or disposition of any or all of the assets or stock of any subsidiary or affiliate of the Parent (other than the sale or disposition of all or substantially all of the assets or stock of the Company, as described above) shall not be deemed a Change in Control.
2.2    Narrower Definition of “reasons other than ‘Cause’”. For purposes of Sections 8 and 9 of the Plan, the term “Cause,” as used in the expression: “reasons other than ‘Cause’”, shall meet either the definition in Section 8.4 of the Plan or the following alternative definition:
For purposes of Section 2.2 of this Supplement B, the term “Cause” shall mean that the reason for the Participant’s involuntary Termination of Employment was (a) willful misconduct involving an offense of a serious nature that is demonstrably and materially injurious to any Employer, monetarily or otherwise, (b) conviction of, or entry of a plea of guilty or nolo contendere to, a felony as defined by the laws of the United States of America or by the laws of the State or other jurisdiction in which the Participant is so convicted, or (c) continued intentional failure to substantially perform required duties for the Employer after written demand to so perform by the Employer (other than a failure due to physical or mental disability). For purposes of determining whether “Cause” exists, no act, or failure to act, on the Participant’s part will be deemed “willful” unless done, or omitted to be done, by the Participant not in good faith and without reasonable belief that the Participant’s act, or failure to act, was in the best interest of the Employer.
2.3    Special Payment Provision for Certain Participants. In the event that a Participant (a) is a “Former MRO Participant” as defined in the SRAP, (b) becomes entitled to a payment under the SRAP pursuant to the operation of Section 3.2 of the SRAP as a result of the Participant’s status as a Former MRO Participant, and (c) such Participant has not attained his or her Early Retirement Date as of the Participant’s termination of employment, such Participant shall nevertheless be entitled to payment hereunder, which payment shall commence upon the Participant’s attainment of age 55 and shall be calculated in the manner set forth in Section 4.2 hereof (treating the date upon which the Participant attains age 55 as the Participant’s Actual Retirement Date for purposes of such section).

DM_US 73029715-3.073825.0012